Exhibit 99.1
Annual Meeting May 3, 2006

Forward-Looking This presentation includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements. Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the seasonality in our mortgage and commercial businesses; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Management Team Anthony Nocella Chief Executive Officer & President Andy Black Executive Vice President & Managing Director of Central Texas Dan Cooper Executive Vice President & Managing Director of Mortgage Banking Michael Davitt Executive Vice President & Managing Director of Commercial Lending Max Epperson Executive Vice President, Chief Credit Officer Russell McCann Executive Vice President, Chief Financial Officer Glenn Mealey Executive Vice President & Managing Director of Administration Jan Scofield Executive Vice President & Managing Director of Technology Russell Workman Executive Vice President & Managing Director of East Texas

Mission Develop The Franklin Family of Community Banks, which is supported by lending production Be a low cost producer Provide high-quality customer service Provide excellent return to our investors

2006 Accomplishments Commercial loans and community banking deposits have grown by 80% and 87%, respectively, from March 31, 2005 to March 31, 2006. Converted First Athens to our technology platform and will begin to realize expense efficiencies by the 2nd quarter 2006. Opened our 7th, 8th, and 9th commercial lending offices in the Colorado, Washington D.C, and California markets. Opened a community banking office in Taylor, Texas

Corporate Locations ^ Corporate Headquarters ^ Community Banking Offices (34) ^ Commercial Lending Offices (8) ^ ^

Community Banking Lead with Lending Commercial, Consumer, Small Business, Business Banking Be the "Trusted Financial Advisor" in the community Provide high quality personalized customer service Bring "big city" banking products to communities Provide specialized products for individual market needs Focus on measuring deposit growth through clear goal setting

Community Bank Deposits 12/31/2002 12/31/2003 12/31/2004 12/31/2005 3/31/2006 Community Banking 58283 574224 720704 1252915 1341512 $'s are in thousands

Community Banking Advertise using print ads and statement stuffers Begin to roll-out the "Franklin Bank" name through our banking office network after certain standards are met Segment pricing of deposit products within individual markets Cash management sales promotion to new and existing customers Segment customers within individual markets and target products for each group Establish direct selling program using scorecards and direct incentives for wins in market place.

Community Banking Acquisitions Focus on growing within Texas communities with the following characteristics: Outside large metropolitan areas Significant market share High growth Less Competition

Core Values We exist to serve our customers and employees with respect and fairness. We will be ethical, forthright, and honest in all things. We will foster innovation and open communication. We will recognize each individual's contribution. We will proactively help others to succeed.

Commercial and Business Relationship-oriented lender with personalized service Experienced lenders with local knowledge Ability to tailor products to meet a variety of customers needs Local decision making

Commercial & Consumer Loans 12/31/2002 12/31/2003 12/31/2004 12/31/2005 3/31/2006 Other than SF Held for Investment 29081 282816 646092 1154159 1304488 $'s are in thousands

Mortgage Act as a liquid "place-holder" Acquire high quality mortgages Low retail fixed cost structure Relationships with brokers and correspondents throughout Texas and U.S. Offered through community banking offices

Business Drivers Increase commercial loans Increase non-interest income Improve operating expense ratio Strive to have an efficiency ratio of 50% Increase community banking deposits

Assets 12/31/2002 12/31/2003 12/31/2004 12/31/2005 3/31/2006 Total Assets 365681 2251300 3479734 4471252 4768958 $'s are in thousands

Net Income for the Years Ended 2002 2003 2004 2005 Expected 2006 * Net Income -726 3197 23149 26296 34800 $'s are in thousands * We expect 2006 earnings to range from $34.8 million to $36 million based on an estimated 24 million shares outstanding.

Looking forward... We expect our noninterest income to increase by 10%. We expect our net yield to increase slightly.

Thank you for your interest in Franklin Bank (FBTX)!